Exhibit 99.1

Solar Capital Ltd. Announces September 30, 2012 Financial Results; Declares Quarterly Dividend of $0.60 per share for Fourth Fiscal Quarter 2012

NEW YORK--(BUSINESS WIRE)--November 1, 2012--Solar Capital Ltd. (NASDAQ: SLRC), today reported earnings of $30.2 million, or $0.82 per share, and net investment income of $22.3 million, or $0.60 per share, for the quarter ended September 30, 2012. Net asset value (NAV) per share increased to $22.70, from $22.02 at December 31, 2011.

The Company also announced that its Board of Directors has declared its quarterly dividend of $0.60 per share for its fourth fiscal quarter 2012, which will be payable on January 3, 2013 to stockholders of record on December 20, 2012. The Company expects the dividend to be paid from taxable earnings with specific tax characteristics reported to stockholders after the end of the 2012 calendar year.

HIGHLIGHTS:

At September 30, 2012:
Investment Portfolio: $1.17 billion
Number of Portfolio Companies: 41
Net Assets: $877.6 million
Net Asset Value per share: $22.70

Portfolio Activity for the Quarter Ended September 30, 2012:
Investments made during the quarter: $27.4 million
Investments repaid and sold during the quarter: $71.5 million

Operating Results for the Quarter Ended September 30, 2012:
Net investment income: $22.3 million
Net realized and unrealized gains: $8.0 million
Net increase in net assets from operations: $30.2 million
Net investment income per share: $0.60
Net realized and unrealized gains per share: $0.22

“We are pleased to report that the portfolio generated net investment income of 60 cents per share, continuing our positive earnings momentum,” said Michael Gross, Chairman and CEO of Solar Capital Ltd. "Year to date, we have originated over $280 million of high quality investments, however, in the current heated credit markets, we are maintaining our patient and prudent approach to sourcing investments that we believe meet our stringent risk-return requirements."

Portfolio and Investment Activity

The total value of our investments was approximately $1.17 billion and $1.05 billion at September 30, 2012 and December 31, 2011, respectively. During the three months ended September 30, 2012, we invested approximately $27.4 million across two new and one existing portfolio companies. During the nine months ended September 30, 2012, we originated approximately $281.6 million of investments in seven new and six existing portfolio companies.

For the three months ended September 30, 2012, we had approximately $64.5 million in debt investments repaid as well as $7.0 million of investments sold. For the nine months ended September 30, 2012, we had approximately $176.7 million in debt investments repaid and sales of securities of approximately $36.4 million.

At September 30, 2012, we had investments in 41 portfolio companies that include debt and preferred securities in 37 portfolio companies, totaling approximately $1.12 billion, and equity investments in seven portfolio companies, totaling approximately $51.7 million. At December 31, 2011, we had investments in 42 portfolio companies that include debt and preferred securities of 36 portfolio companies, totaling approximately $973.9 million, and equity investments in seven portfolio companies, totaling approximately $71.1 million.

As of September 30, 2012, the weighted average yield on income producing investments in our portfolio based on fair market value was approximately 13.9%, consistent with the prior quarter.

Results of Operations for the Three and Nine Months Ended September 30, 2012 compared to the Three and Nine Months Ended September 30, 2011

Investment Income

For the three and nine months ended September 30, 2012, gross investment income totaled $40.6 million and $111.8 million, respectively. For the three and nine months ended September 30, 2011, gross investment income totaled $35.3 million and $102.9 million, respectively. The increase in gross investment income for the three and nine months ended September 30, 2012 as compared to the three and nine months ended September 30, 2011 was primarily due to a larger average earning asset base partially offset by a slightly lower weighted average yield on the comparative portfolios.

Expenses

Total expenses, including income taxes, totaled $18.4 million and $54.0 million, respectively, for the three and nine months ended September 30, 2012. Total expenses, including income taxes, totaled $14.6 million and $41.7 million, respectively, for the three and nine months ended September 30, 2011. Expenses consist of base investment advisory and management fees, insurance expenses, administrative services fees, legal fees, directors’ fees, audit and tax services expenses, and other general and administrative expenses. The increase in expenses from the September 2012 periods to the September 2011 periods was primarily due to an increase in interest and related expenses associated with the establishment of a new credit facility and the issuance of private notes, together with a larger average outstanding debt balance relative to comparative periods. In addition, higher administrative services and other general and administrative expenses were primarily related to higher legal, insurance and tax services expense.

Net Investment Income

The Company’s net investment income totaled $22.3 million and $57.7 million, or $0.60 and $1.57, on a per average share basis, respectively, for the three and nine months ended September 30, 2012. The Company’s net investment income totaled $20.7 million and $61.2 million, or $0.57 and $1.68 on a per average share basis, respectively, for the three and nine months ended September 30, 2011.

Net Realized Gains (Losses)

Net realized gains (losses) for the three and nine months ended September 30, 2012 were $0.4 million and ($9.6) million, respectively. For the three and nine months ended September 30, 2011, net realized gains (losses) totaled $2.1 million and ($2.3) million, respectively. Net realized gains were not significant for the three months ended September 30, 2012, but net realized losses for the nine month period ended September 30, 2012 were primarily derived from the recapitalization of our investment in DSW Group. Realized losses incurred upon the exit of this investment reversed out previously reported unrealized losses. Net realized gains and net realized losses for the three and nine months ended September 30, 2011, respectively, were primarily derived from selected exits of outperforming and underperforming investments.

Net Unrealized Appreciation (Depreciation) on Investments, Foreign Currencies and Derivatives

For the three and nine months ended September 30, 2012, the net change in unrealized appreciation (depreciation) on the Company’s investments, cash equivalents, foreign currencies and other assets and liabilities totaled $7.6 million and $44.4 million, respectively. For the three and nine months ended September 30, 2011, the net change in unrealized appreciation (depreciation) on the Company’s investments, cash equivalents, foreign currencies and other assets and liabilities totaled ($74.8) million and ($49.4) million, respectively. For the three and nine months ended September 30, 2012, unrealized appreciation was derived from a general tightening of credit spreads and modestly improved overall health of the investment portfolio. For the three and nine months ended September 30, 2011, unrealized depreciation was derived from a temporary spike in credit spreads and generally weaker market conditions during the period.

Net Increase (Decrease) in Net Assets Resulting From Operations

For the three and nine months ended September 30, 2012, the Company had a net increase in net assets resulting from operations of $30.2 million and $92.5 million, respectively. For the three months ended September 30, 2011, the Company had a net decrease in net assets resulting from operations of $51.9 million. For the nine months ended September 30, 2011, the Company had a net increase in net assets resulting from operations of $9.5 million. For the three and nine months ended September 30, 2012 earnings per average share were $0.82 and $2.52, respectively. Losses per average share were $1.42 for the three months ended September 30, 2011. For the nine months ended September 30, 2011, earnings per average share totaled $0.26.

Liquidity and Capital Resources

In August 2012, the Company entered into its most recent follow-on public equity offering of 2.0 million shares of common stock at $22.51 per share raising approximately $45.0 million in proceeds. In addition, the Company added a new $40.0 million lender to its existing credit facility bringing total commitments to $525 million. The facility has the ability to grow new and existing lender commitments to $800 million under its accordion feature.

At September 30, 2012 and December 31, 2011, we had cash and cash equivalents of approximately $13.0 million and $11.8 million, respectively. Cash (used) and provided by operating activities for the nine months ended September 30, 2012 and 2011 was approximately ($15.7) million and $30.9 million, respectively. We expect that all current liquidity needs will be met with cash flows from operations and other activities.

Conference Call and Webcast

The company will host an earnings conference call and audio webcast at 10:00 a.m. (Eastern Time) on Friday, November 2, 2012. All interested parties may participate in the conference call by dialing (866) 800-8649 approximately 5-10 minutes prior to the call. International callers should dial (617) 614-2703. Participants should reference Solar Capital Ltd. and the participant passcode of 47662325 when prompted. This conference call will be broadcast live over the Internet and can be accessed by all interested parties through Solar Capital Ltd.’s website, www.solarcapltd.com. To listen to the live call, please go to the Company's website at least 15 minutes prior to the start of the call to register and download any necessary audio software. For those who are not able to listen to the live broadcast, an archived replay of the call will be available shortly after the call on the Solar Capital Ltd. website.

Financial Statements and Tables

SOLAR CAPITAL LTD. CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES (in thousands, except shares)

	September 30, 2012 (unaudited)	December 31, 2011
Assets
Investments at value:
Companies less than 5% owned (cost: $1,128,982 and $1,062,844 respectively)	$1,078,553	$955,769
Companies 5% to 25% owned (cost: $72,492 and $41,819, respectively)	62,103	35,820
Companies more than 25% owned (cost: $28,785 and $47,910, respectively)	29,971	53,454

Total investments (cost: $1,230,259 and $1,152,573, respectively)	1,170,627	1,045,043

Cash and cash equivalents	13,048	11,787
Interest and dividends receivable	14,416	9,763
Deferred credit facility costs	1,087	3,635
Deferred offering costs	578	469
Receivable for investments sold	—	3,225
Fee revenue receivable	—	4,379
Unrealized appreciation on foreign exchange contracts and fair value of interest rate caps	30	649
Prepaid expenses and other receivables	374	481

Total Assets	1,200,160	1,079,431

Liabilities
Revolving credit facilities	123,362	201,355
Senior secured notes	75,000	—
Term Loan	50,000	35,000
Payable for investments purchased	32,202	22,443
Dividend payable	23,200	—
Investment advisory and management fee payable	6,083	5,277
Performance-based incentive fee payable	5,565	5,203
Interest payable	3,165	1,063
Administrative services fee payable	1,282	1,069
Deferred fee revenue	—	318
Other accrued expenses and payables	2,698	1,762

Total Liabilities	322,557	273,490

Net Assets
Common stock, par value $0.01 per share, 38,667,196 and 36,608,038 shares issued and outstanding, respectively, 200,000,000 authorized	387	366
Paid-in capital in excess of par	974,507	928,180
Undistributed net investment income	—	2,245
Distributions in excess of net investment income	(7,178)	—
Accumulated net realized losses	(28,012)	(18,379)
Net unrealized depreciation	(62,101)	(106,471)

Total Net Assets	$877,603	$805,941

Number of shares outstanding	38,667,196	36,608,038

Net Asset Value Per Share	$22.70	$22.02

SOLAR CAPITAL LTD. CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited) (in thousands, except shares)

	Three months ended September 30, 2012	Three months ended September 30, 2011	Nine months ended September 30, 2012	Nine months ended September 30, 2011
INVESTMENT INCOME:
Interest and dividends:
Other interest and dividend income	$26,382	$30,988	$89,428	$97,117
Companies 5% to 25% owned	13,460	—	19,112	—
Companies more than 25% owned	804	4,341	3,248	5,789

Total investment income	40,646	35,329	111,788	102,906

EXPENSES:
Investment advisory and management fees	6,083	5,236	17,034	15,319
Performance-based incentive fees	5,565	5,216	14,431	15,273
Interest and other credit facility expenses	3,475	2,242	15,221	6,174
Administrative services fees	1,194	357	3,018	1,074
Other general and administrative expenses	2,011	1,223	4,015	3,039

Total operating expenses	18,328	14,274	53,719	40,879

Net investment income before income tax expense	22,318	21,055	58,069	62,027
Income tax expense	60	344	343	798

Net investment income	22,258	20,711	57,726	61,229

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS, DERIVATIVES AND FOREIGN CURRENCIES:
Net realized gain (loss):
Investments:
Companies more than 25% owned	687	—	11,002	—
Companies 5% to 25% owned	—	784	—	784
Companies less than 5% owned	(256)	—	(20,616)	5,106

Net realized gain (loss) on investments	431	784	(9,614)	5,890
Foreign currencies & derivatives	(860)	1,453	(19)	(8,096)

Net realized gain (loss) before income taxes	(429)	2,237	(9,633)	(2,206)
Income tax expense	(785)	137	—	137

Net realized gain (loss)	356	2,100	(9,633)	(2,343)

Net change in unrealized gain (loss):
Investments	6,869	(78,604)	44,989	(53,802)
Foreign currencies & derivatives	760	3,849	(619)	4,374

Net change in unrealized gain (loss)	7,629	(74,755)	44,370	(49,428)

Net realized and unrealized gain (loss) on investments, derivatives and foreign currencies	7,985	(72,655)	34,737	(51,771)

Net Increase (Decrease) in Net Assets Resulting From Operations	$30,243	$(51,944)	$92,463	$9,458

Earnings (Loss) per share	$0.82	$(1.42)	$2.52	$0.26

About Solar Capital Ltd.

Solar Capital Ltd. is a closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. The Company invests primarily in leveraged, middle market companies in the form of senior secured loans, mezzanine loans, and equity securities.

Forward-Looking Statements

Statements included herein may constitute “forward-looking statements,” which relate to future events or our future performance or financial condition. These statements are not guarantees of future performance, conditions or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. Solar Capital Ltd. undertakes no duty to update any forward-looking statements made herein.

CONTACT:
Solar Capital Ltd.
Richard Pivirotto, 212-994-8543